Prudential Investment Portfolios 9
Semi-Annual period ending 4-30-17
File number: 811-09101

SUB-ITEM 77-D
Submission of Policies with respect to Security Investments

Prudential QMA Large-Cap Core Equity Portfolio

On March 8, 2017, the Board of Trustees of Prudential Investment Portfolios 9 approved certain changes to the Fund's investment objective and principal investment strategies. In particular, effective on or about June 19, 2017, the Fund no longer followed a tax-managed strategy.

Accordingly, effective on or about June 19, 2017, the following sections of the Fund's Prospectus and Summary Prospectus were restated as set forth below.

I.	The Fund's investment objective changed from "long-term
after tax growth of capital" to "long-term growth of capital".

II.	The section of the Summary Prospectus and Prospectus
entitled "Investments, Risks and Performance-Principal
Investment Strategies" was deleted in its entirety and replaced with the following:

Principal Investment Strategies. We seek investments that will appreciate over time. We normally invest at least 80% of the Fund's investable assets in equity and equity-related securities of large capitalization US companies.
The term "investable assets" refers to the Fund's net assets plus any borrowings for investment purposes. The
Fund's investable assets will be less than its total assets to the extent that it has borrowed money for non-investment purposes, such as to meet anticipated redemptions.

Quantitative Management Associates LLC (QMA) employs a quantitatively driven, bottom-up investment process. The stock selection process utilizes an adaptive model that evaluates stocks differently based on their growth expectations. QMA constructs portfolios that seek to maximize the Fund's investment in the most attractive stocks identified by the model, subject to risk constraints.

The Fund's goal is to outperform the returns of the S&P 500
Index over the long term.

III.	The section of the Summary Prospectus and the Prospectus
entitled "Investments, Risks and Performance-Principal
Risks" was amended to delete the following risk factor:

Tax-Related Investing Risk. If you are investing for the short term (less than one year), you may suffer negative tax consequences by investing in the Fund. Market conditions may limit the Fund's ability to generate tax losses or to avoid dividend income. Excessive shareholder redemptions may require the Fund to sell securities and realize gains. While the Fund tries to limit the extent to which shareholders incur taxes on Fund distributions of income and net realized gains, the Fund expects to distribute taxable income or capital gains from time to time.

IV.	The first three paragraphs of the section of the Prospectus
entitled "More About the Fund's Principal and Non-Principal
Investment Strategies, Investments and Risks-Investments and Investment Strategies" was deleted in its entirety and replaced with the following:

The Fund's investment objective is long-term growth of capital. This means we seek investments that will appreciate over time. Our goal is to outperform the returns of the S&P 500 Index over the long term.

In pursuing our objective, we normally invest at least 80% of the Fund's investable assets in equity and equity-related securities of large capitalization US companies.
Equity and equity-related securities include common and preferred stock, exchange-traded funds (ETFs), securities convertible into common stock, securities having common stock characteristics, futures contracts, and other derivative instruments whose value is based on common stock, such as rights, warrants or options to purchase common stock. We consider large capitalization companies to be those with market capitalizations within the market cap range of companies included in the Russell 1000 Index or the S&P 500 Index.

QMA employs a quantitatively driven, bottom-up investment process. The stock selection process utilizes an adaptive model that evaluates stocks differently based on their growth expectations. QMA constructs portfolios that seek to maximize the Fund's investments in the most attractive stocks identified by the model, subject to risk constraints.

The Fund's investment objective is not a fundamental policy and may be changed by the Fund's Board of Trustees without shareholder approval.

V.	The section of the Prospectus entitled "More About the
Fund's Principal and Non-Principal Investment Strategies,
Investments and Risks -Risks of Investing In the Fund" was amended to delete the following risk factor:

Tax-Related Investing Risk. If you are investing for the short term (less than one year), you may suffer negative tax consequences by investing in the Fund. Market conditions may limit the Fund's ability to generate tax losses or to avoid dividend income. Excessive shareholder redemptions may require the Fund to sell securities and realize gains. While the Fund tries to limit the extent to which shareholders incur taxes on Fund distributions of income and net realized gains, the Fund expects to distribute taxable income or capital gains from time to time.

VI.	The "Principal & Non-Principal Strategies" table under the
section of the Prospectus entitled "More About the Fund's
Principal and Non-Principal Investment Strategies,
Investments and Risks - Investments and Investment
Strategies" was hereby amended to delete the following bullet:

Tax-related Investing: At least 80% of investable assets